Exhibit 99.1
	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer, OshKosh B'Gosh, Inc. 920-232-4140

OR

Michael L. Heider Vice President Finance, Treasurer and Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4418
For Immediate Release
	CONTACT:	Investor Relations Cara O'Brien/Melissa Myron Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS SECOND QUARTER 2004 RESULTS
 ~ Company Reaffirms Fiscal 2004 Outlook ~

Oshkosh, WI -- July 21, 2004 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its second quarter ended July 3, 2004.

For the second quarter, net sales were $83.1 million compared to $84.5 million last year. A 1.6% comparable store sales increase combined with ten additional stores, resulted in retail net sales gaining 4.5% to $53.5 million during the second quarter. The wholesale business contributed $29.0 million compared to $32.7 million last year. Unit shipments in the wholesale business declined due to the previously announced Kids 'R' Us store closings and lower Summer 2004 bookings. During the quarter, the Company opened five Family Lifestyle stores, part of the initial rollout of this new retail concept, and added one outlet store. The quarter ended with 168 total retail locations, including eight Family Lifestyle stores.

Gross margin increased 190 basis points to 38.2% from 36.3%. Selling, general and administrative expenses increased to $37.0 million compared to $35.5 million primarily due to the Company's investments in launching its Family Lifestyle Concept, which were partially offset by cost containment efforts in various corporate support functions. Net loss was $1.6 million, or $0.14 per diluted share, compared to a net loss of $1.9 million, or $0.16 per diluted share, last year.

For the first six months, net sales were $162.6 million compared to $183.8 million last year. Reflecting a first quarter characterized by promotional support to wholesale customers combined with aggressive in-store promotional initiatives, net loss totaled $2.8 million, or $0.24 per diluted share. Excluding the gain on the sale of the vacant OshKosh, Wisconsin distribution facility that was sold in the first quarter, net loss was $3.5 million, or $0.30 per diluted share, versus a net loss of $0.6 million, or $0.05 per diluted share, in the prior six-month period.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "While challenges remain, we are encouraged by the results of our second quarter. Our core business remained stable and we began to see a gradual improvement in key metrics such as gross margin and comparable store sales. Additionally, our efforts to improve the design of our product are paying dividends. Our merchandise offering more accurately communicates our vision for the brand and has received a warm response from our customers."

Mr. Hyde concluded, "Given these positive indicators, we believe we are on the right track to further strengthen our brand and drive additional sales of OshKosh B'Gosh products to our wholesale accounts and in our retail stores going forward. As we said at the beginning of the year, we are managing through a year of transition. However, we are seeing encouraging signs that the initiatives we have been discussing for some time are beginning to gain momentum that will carry into the second half of the year. As such, we are comfortable reiterating the outlook we first gave earlier this year for net sales in the range of $390 million to $410 million, with retail sales accounting for approximately 65% of the total, and earnings per diluted share between $0.75 and $0.95."

OshKosh B'Gosh will host a webcast of its first quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of businesses for 2004 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "guidance", "project", "anticipate", "reaffirm","outlook", "the Company believes", "management expects", "currently anticipates", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, price deflation in the apparel industry, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products into the United States under current and future customs and quota rules and regulations which are becoming more stressed, risks associated with importing its products using a global transportation matrix including independent truckers and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations including global disease management; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Africa, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 3, 2004	January 3, 2004*

	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$6,490	$23,931
Accounts receivable, net	14,048	16,669
Inventories	74,515	61,358
Prepaid expenses and other current assets	10,505	8,316
Deferred income taxes	8,300	10,100

Total current assets	113,858	120,374

Property, plant and equipment	74,402	72,416
Less accumulated depreciation and amortization	51,129	48,720

Net property, plant and equipment	23,273	23,696

Non-current deferred income taxes	2,250	2,000
Other assets	5,280	5,855

Total assets	$144,661	$151,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,259	$16,961
Accrued liabilities	29,322	33,552

Total current liabilities	48,581	50,513

Employee benefit plan liabilities	13,127	13,647

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	96	94
Class B	22	22
Additional paid-in capital	3,321	--
Retained earnings	82,321	87,649
Unearned compensation under restricted stock plan	(2,807)	--

Total shareholders' equity	82,953	87,765

Total liabilities and shareholders' equity	$144,661	$151,925

*Condensed from audited financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended

	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003

Net Sales	$83,081	$84,546	$162,588	$183,833

Cost of products sold	51,309	53,846	100,018	112,429

Gross profit	31,772	30,700	62,570	71,404

Selling, general and administrative expenses	36,966	35,527	73,560	76,345
Royalty income, net	(2,594)	(1,953)	(5,457)	(4,166)
(Gain) loss on sale of assets	(64)	(28)	(1,101)	10

Operating loss	(2,536)	(2,846)	(4,432)	(785)

Other income (expense):
Interest expense	(51)	(183)	(100)	(257)
Interest income	46	54	113	96
Miscellaneous	--	--	9	5

Other income (expense) - net	(5)	(129)	22	(156)

Loss before income taxes	(2,541)	(2,975)	(4,410)	(941)

Income tax benefit	(928)	(1,101)	(1,601)	(348)

Net loss	$(1,613)	$(1,874)	$(2,809)	$(593)

Net loss per common share
Diluted	$(0.14)	$(0.16)	$(0.24)	$(0.05)

Weighted average common shares outstanding
Diluted	11,751	11,869	11,722	11,893

Cash dividends per common share
Class A	$0.110	$0.070	$0.220	$0.140
Class B	$0.095	$0.060	$0.190	$0.120

See notes to condensed consolidated financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six-Month Period Ended

	July 3, 2004	July 5, 2003

Cash flows from operating activities
Net loss	$(2,809)	$(593)
Depreciation and amortization	3,143	3,431
Deferred income taxes	1,550	3,250
Income tax benefit from stock options exercised	16	254
Items in net loss not affecting cash and cash equivalents	(1,262)	149
Changes in current assets	(12,725)	(20,804)
Changes in current liabilities	(1,932)	(8,216)

Net cash used in operating activities	(14,019)	(22,529)

Cash flows from investing activities
Additions to property, plant and equipment	(2,903)	(1,391)
Proceeds from disposal of assets	2,068	126
Changes in other assets	(210)	(375)

Net cash used in investing activities	(1,045)	(1,640)

Cash flows from financing activities
Short-term borrowings	--	3,900
Dividends paid	(2,519)	(1,622)
Net proceeds from issuance of common shares	142	358
Repurchase of common shares	--	(2,801)

Net cash used in financing activities	(2,377)	(165)

Net decrease in cash and cash equivalents	(17,441)	(24,334)

Cash and cash equivalents at beginning of period	23,931	36,198

Cash and cash equivalents at end of period	$6,490	$11,864

See notes to condensed consolidated financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
(In millions)

	Net Sales (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
July 3, 2004	$29.0	$53.5	$0.6	$83.1
July 5, 2003	32.7	51.2	0.6	84.5

Increase (decrease)	$(3.7)	$2.3	$--	$(1.4)

Percent increase (decrease)	(11.3%)	4.5%	--	(1.7%)

Six months ended:
July 3, 2004	$61.1	$100.0	$1.5	$162.6
July 5, 2003	83.2	99.1	1.5	183.8

Increase (decrease)	$(22.1)	$0.9	$--	$(21.2)

Percent increase (decrease)	(26.6%)	0.9%	--	(11.5%)